                                                                  Exhibit (p)(9)











               VAUGHAN, NELSON, SCARBOROUGH & MCCULLOUGH, L.P.
                               VNSM TRUST COMPANY

                        CODE OF ETHICS AND TRADING POLICY

                                  April 1, 1999

VAUGHAN, NELSON, SCARBOROUGH & McCULLOUGH, L.P./
VNSM TRUST COMPANY
CODE OF ETHICS AND TRADING POLICY



FOREWORD

The primary goal of Vaughan, Nelson, Scarborough & McCullough, L.P. and VNSM Trust Company (together known as Vaughan, Nelson, Scarborough & McCullough" or "VNSM") since inception has been to be a highly professional investment counsel firm which provides unbiased advice--that is, advice based solely on the merits of the individual investment and undiluted by any conflicts of interest which could prejudice the investment decision in any way. Thus, the very nature of our business requires that the main thrust of our Code be the elimination of any conflicts and the maintenance of a culture in which confidentiality and highest standards of practice are paramount.

As a practical matter, we must eliminate conflicts throughout the entire organization, so that no member who is making or who has access to investment decisions will be influenced by the conflicting interests of anyone else in the firm.

We are all obliged to put the interest of Vaughan, Nelson, Scarborough & McCullough's clients before our own personal interest. The core of this Code is the Principle of Reason, Conscience and Integrity. The firm puts the clients first. While compliance with the Code is necessary, the best assurance of VNSM always being a first-class investment counsel firm is for each of us to use our own conscience as people of integrity.

VAUGHAN, NELSON, SCARBOROUGH & McCULLOUGH, L.P./
VNSM TRUST COMPANY
CODE OF ETHICS AND TRADING POLICY



Vaughan, Nelson, Scarborough & McCullough, L.P., (VNSM) is an investment management company registered under the Investment Advisers Act of 1940, (Advisers Act). VNSM Trust Company, in addition to the Advisers Act, is also subject to the Federal Reserve Act. It is the intention of VNSM to have created and distributed this Code of Ethics and Trading Policy to inform and ensure all are cognizant of and committed to the performance of their fiduciary duties under the Advisers Act, the Federal Reserve Act and such other laws and regulations which may be enacted from time to time.

Each Employee of Vaughan, Nelson, Scarborough & McCullough, L.P. and VNSM Trust Company (together "VNSM Employees" or "Employees") has a fiduciary responsibility to our Clients. This responsibility requires the maintenance by all Employees of the highest standards of integrity and conduct both in fact and in appearance. Employees should conduct themselves in an ethical manner at all times when dealing with clients, the public at large and with fellow Employees and avoid compromising or potentially compromising situations or conflicts of interest.

VNSM Employees must at all times recognize, respect and act in the best interests of VNSM clients. In doing so, all Employees must ensure they do not take advantage of their position and/or engage in personal securities transactions which might conflict with or adversely affect the interests and welfare of VNSM clients. At no time should an Employee engage in activities specifically prohibited by the Advisers or Federal Reserve Act, including but not limited to, self-dealing, insider trading or other situations creating conflicts of interest. Additionally, an Employee shall not commit a criminal act or engage in conduct involving dishonesty, fraud, deceit or misrepresentation.

As all potential conflicts cannot be foreseen by this Code of Ethics, Employees should adhere not only to the letter, but also to the spirit and principles articulated in this Code of Ethics. If any legal or ethical question should arise in the course of performing an Employee's responsibilities then advice from counsel should be sought.

Inasmuch as VNSM chooses to conduct its business utilizing the guidelines promulgated by the Association for Investment Management and Research (AIMR), all Investment Principals of VNSM should be familiar with and conduct themselves in a manner consistent with the AIMR Code of Ethics and Standards of Professional Conduct, a copy of which is attached to this statement.

For purposes of the Code of Ethics and Trading Policy, the following definitions shall apply:

      Beneficial Ownership - as interpreted with regard to Section 16 of the Securities and Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an Employee has or acquires. Beneficial Ownership exists when one derives a direct or indirect economic benefit from the purchase, sale or voting of a security. The following are examples of common situations where Beneficial Ownership exists:

               * Securities owned, whether or not registered in your name
               * Securities held in a partnership, trust, estate or other account in which one has a present or future interest in the income or principal and has/shares investment control with respect to transactions
               * Securities owned by your spouse (including common law) or minor children
               * Securities owned by other relatives who share the same home with you
               * Securities in the name of another person where you have a right to obtain title to the securities now or in the future.

      Client - any entity, including but not limited to, individuals, corporations, pensions, trusts, endowments, or foundations, for which VNSM receives a fee for services or for which assets are managed, tracked or maintained within VNSM portfolio systems.

      Control - as defined in Section 202(a)(9) of the Investment Company Act of 1940, the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

      Employee(s) - Any individual or other entity employed by Vaughan, Nelson, Scarborough & McCullough, L.P. or VNSM Trust Company.

      Investment Principal(s) - Any individual or other entity employed by VNSM for the purpose of investment research, analysis and/or the recommendation of specific advice as to client portfolio investment strategies, including but not limited to, buy and sell recommendations.

      Purchase or Sale of a Security - shall include the writing of an option to purchase or sell the security.

      Reviewing Employee - individual designated by the president of VNSM with the responsibility for the organization, implementation and compliance aspects of this Code of Ethics and Trading Policy.

      Security - Security shall mean any type of PUBLICLY-TRADED EQUITY OR DEBT SECURITY and shall include related securities such as put and call options, warrants, rights and convertible instruments, and financial instruments such as futures, commodities, and derivatives. Security shall not include direct obligations issued by the United States Government, Bankers' Acceptances, Banks' Certificates of Deposit, Commercial Paper, Repurchase Agreements, Money Market Instruments or shares of registered open-end investment companies. Indirect obligations of the United States Government such as GNMAs or FNMAs are included in the definition of security. The term security shall also include restricted securities.

      Security is being considered for Purchase or Sale - when a recommendation to purchase or sell a security has been made and communicated or, when an Investment Principal first indicates to the investment committee an intent to recommend a security in an upcoming investment committee meeting.

      Security is being Purchased or Sold - when, within the last three business days, a transaction in such security has been effected for a Client, or when a transaction in such security is pending or in progress for a Client.


GENERAL RULE - PROHIBITED TRANSACTIONS
It is unlawful and a violation of the VNSM Code of Ethics for any Employee, in connection with the purchase or sale, directly or indirectly, of any Security which is being held, considered, or is in process of being purchased or sold on behalf of VNSM Clients, to mislead, deceive, manipulate, scheme or engage in any act or practice which would serve to defraud VNSM Clients.

Except as provided in the section entitled Exempted Transactions, no Employee shall purchase or sell, directly or indirectly, any Security in which such Employee has, or acquires by such contemplated transaction, any direct or indirect Beneficial Ownership, if such Employee knows, or should have known, at such time that the Security is being considered for, or is in process of being, purchased or sold for VNSM Clients. This prohibition also includes a bond or preferred stock which is convertible into such a security as well as an option on the security.

As a practical matter, Employees will be prohibited from buying/selling a
Security:

      * as part of an initial public offering (IPO)
      * if the Security is actively being considered for recommendation
      * if the Security has been traded for a client within three business days before or after the expected personal trade date (see Advance Approval of Transactions below)
      * without first receiving written approval from the Trader, Asst. Trader or the Reviewing Employee


EXEMPTED TRANSACTIONS
The restrictions and prohibitions heretofore outlined by this Code of Ethics and Trading Policy shall not apply to:

    * purchases or sales which are non-volitional on the part of the Employee;
    * purchases which are part of a dividend reinvestment plan;
    * purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of securities to the extent such rights were acquired from the issuer, and sales of such rights so acquired;
    * purchases or sales of securities effected in any account over which an Employee has no direct or indirect influence or Control.


ADVANCE APPROVAL OF TRANSACTIONS

Given the nature of VNSM's advisory business, advance approval, or "preclearance" of personal transactions will be required for all trades falling within the definition of Security above.

A VNSM Personal Trade Sheet EXHIBIT A should be completed for each personal trading transaction. Several securities may be included on the same Trade Sheet if the transactions are to be executed on the same day. The Personal Trade Sheet will incorporate (1) the date of the transaction, (2) the name or title of the Security, (3) the number of shares or interests of the Security, (4) the type of the transaction (e.g. purchase, sale, long or short position, etc.), (5) per share or interest price (6) total cost or proceeds of the transaction and (7) the name of the broker, dealer or bank.

The completed Personal Trade Sheet should be taken to the firm's Trader, Assistant Trader or, if necessary, the Reviewing Employee for preclearance approval prior to any execution. The approving individual will prepare a listing of transactions for VNSM's clients during the previous three days (attaching such listing to the Personal Trade Sheet), inquire as to current open trading orders and make appropriate inquiry as to whether such security is actively being considered for recommendation. If none of the above have or are taking place, the personal trade will be approved. Approvals are valid only for the date of approval. If an approved trade is unexecuted at the end of the day it should be re-approved on such day as it will be executed. Once all information and documentation for an approved personal trade is completed it will be forwarded to the Reviewing Employee.

NOTE: Preclearance approval may also be given to personal trades by the Reviewing Employee at his/her discretion including certain instances where 1) transactions for VNSM's clients have been undertaken during the previous three days, 2) there is no current open trading order and, 3) the security is not actively being considered for recommendation. This will typically apply to de minimus type transactions. However, in no event will approval be granted to trade on the same day as a VNSM client.

Once approved, the Employee may execute the trade with the broker of their choice (see Reporting Requirements below).

SUBSEQUENT REVIEW BY REVIEWING EMPLOYEE
Upon receipt of each approved Employee's Personal Trade Sheet, the Reviewing Employee shall make a comparison of the personal trade to a listing of transactions for VNSM's clients during the subsequent three days (attaching such listing to the Personal Trade Sheet). The Reviewing Employee shall determine, based upon such comparison and any other information provided by the Employee, whether any conflict or violation of the Code of Ethics and Trading Policy has occurred. If the Reviewing Employee believes a conflict has occurred, then the Reviewing Employee shall provide all information to the president of VNSM, or his designee, who will, in their sole discretion, given all the facts and circumstances surrounding the transaction, determine whether the transaction should be unwound and any profits disgorged. Any such profit disgorged will be remitted to the firm for charitable distribution, as determined by the President, or his designee.


INITIAL PUBLIC OFFERING
No Employee shall purchase, directly or indirectly, any Securities that are offered in an initial public offering.


REPORTING REQUIREMENTS
In addition to obtaining preclearance approval on individual personal trades, each Employee shall:

   A) direct any broker effecting a transaction in any Security in which such Employee, or member of Employee's household, has any direct or indirect Beneficial Ownership to provide a duplicate copy of the transaction confirmation to the Reviewing Employee.

   B) on a quarterly basis, submit to the Reviewing Employee a statement that all Security transactions entered into for which the Employee has or had a direct or indirect Beneficial Ownership during such quarter were precleared by the firm in accordance with this policy in such form as EXHIBIT B. If no transactions requiring preclearance were made during a quarter, the Employee should submit a report indicating no such transactions occurred.

   C) on an annual basis, provide to the Reviewing Employee a written statement that the Employee has read, understands and has complied with the requirements, including reporting requirements, of this Code of Ethics and Trading Policy on a form similar to that shown in EXHIBIT C.

The Reviewing Employee shall make available to the president of VNSM, or his designee, all trades, information and reports submitted by Employees and a summary of the Reviewing Employee's findings for the previous quarter as well as details of any perceived violations. In addition, the Reviewing Employee will recommend changes in restrictions or procedures based upon the experience of VNSM under this Code of Ethics and Trading Policy, changes in laws or regulations, or changes in industry practice. On at least an annual basis, the reviewing employee/compliance officer will provide a summary report to the Board of Directors describing the activity and results under the Code for the previous year.


POTENTIAL CONFLICTS OF INTEREST
Trips & Gifts - Employees, or their family members, shall not give, seek or accept any trip expense, gift, favor, or other item of value in excess of $150 to or from any broker, dealer, publicly-traded company or other entity having a direct or indirect business and/or professional relationship with VNSM or VNSM Clients which might in any way create or give an appearance of a conflict of interest. This prohibition does not apply to "normal business entertainment". Questions as to whether a particular instance constitutes "normal business entertainment", particularly with regard to higher dollar amounts, should be addressed to the President of VNSM.

Employees shall not directly, or indirectly, participate in any transaction involving the payment or receipt of any bribe or kickback, or the payment or receipt of any other amount with an understanding that part or all of such amount will be refunded or delivered to a third party in violation of any law applicable to the transaction.

Preferential Treatment - Employees shall not give, seek or accept any preferential treatment in dealings with any broker, dealer, financial institution, supplier or any other organization with which VNSM transacts or may transact business in the future.

Investment Advice - All Employees should be extremely prudent and discreet when discussing specific strategies and positions utilized by VNSM in the interest of marketing, radiation and relationships with individuals or entities other than Employees, Clients and prospective clients of VNSM. Employees are strictly prohibited from acting jointly or individually in an investment advisory capacity for an account other than a Client unless written approval is received in advance from the Board of VNSM or its designee, in a form similar to that shown as EXHIBIT D. An indication of direct or indirect compensation as a result of such services provided should be included in any submission for written approval. This section does not prohibit the general advice and management of family member's personal assets, including capacities of executor, trustee, guardian or conservator, so long as transactions are effected only after VNSM client transactions.

Director of Publicly Traded Companies - No Employee shall serve on the board of directors of a publicly traded company unless written authorization has been obtained from the Board of VNSM or its designee, in a form similar to that shown as EXHIBIT D. Such approval shall be based upon a determination that the service is consistent with the interests of VNSM and its Clients. When such instances are approved, the Employee shall refrain from any direct or indirect involvement in any decision-making regarding the securities of such public company or any affiliates thereto.


INVESTMENT CLUBS
Notwithstanding any other provisions of this Trading Policy to the contrary, an Employee or an immediate family member of an Employee may participate in investment clubs or similar organizations provided the Employee does not make recommendations, directly or indirectly, to the club based upon information obtained through employment at VNSM. Activity within such Investment Clubs is subject to the Reporting Requirements of the Code of Ethics and Trading Policy.


RECORD RETENTION
VNSM shall retain and maintain for a five-year period all copies of, Codes of Ethics and Trading Policy in effect during the period, all recaps submitted by Employees, all summary reports submitted to the president and/or Board of Directors of VNSM, or his designee, information regarding violations or potential violations of this Code of Ethics and Trading Policy and a record of the action(s) taken in each case.


INSIDE INFORMATION
It is unlawful under the Securities and Exchange Act of 1934 and SEC Rule 10b-5 thereunder for any person to trade or recommend trading in securities on the basis of material, inside (non-public) information. In the case of VNSM this includes all Employees.

Material inside information is any information about a company or the market for a company's securities which has not been disclosed generally to the marketplace, the dissemination of which would be likely to affect the market price of any of the company's securities or would be likely to be considered important by reasonable investors in determining whether or not to trade in such securities. "Material" information would include, but is not limited to, areas such as mergers, acquisitions, significant changes in financial condition, changes in dividends or estimated earnings, new products, litigation, stock buy-back programs, liquidity issues, and management changes. The determination of whether information is "material" will be considered in light of all the facts and circumstances surrounding the information.

"Inside" information is information that has not been publicly disclosed. Information should be presumed to be "inside" unless one can point to some fact or release to show that the information is public or generally available.

Any question by an Employee with regard to whether information is "inside" or not should be resolved by discussion and in writing prior to any recommendation, purchase or sale of the security on behalf of clients or any purchase or sale of the security for the benefit of an Employee.


VIOLATIONS
Any Employee who becomes aware of a violation or apparent violation of the Code of Ethics and Trading Policy shall advise the president of VNSM, or his designee. The president of VNSM, or his designee, shall determine whether a violation has occurred and, if so, will consult legal counsel, if necessary, and take such course of action as he or she deems appropriate. Such actions could include censure, suspension or termination of employment. Additionally, the Employee involved in the violation may be required to either unwind the transaction, if feasible, or disgorge all profits from the transaction with any such profits remitted to the firm for charitable distribution.

CONFIDENTIALITY
The firm's relationship with clients is entirely confidential and no disclosure of the name or of any detail of the personal circumstances of a client shall be made to anyone not a member of the firm without the specific permission of the client.

Each employee must agree that, both before and after the term of employment, they will not attempt in any way, directly or indirectly, to solicit any of our clients or otherwise disturb the firm's client relationships.

Each employee agrees that, upon the termination of employment, they will not take with them any of our records, correspondence, files, forms, documents or data of any nature whatsoever pertaining to the firm's clients, publications, procedures, or research activities, and that they will not prepare or take with them any copies of the same, and that they will not, before or after termination of employment, make any of such records or other information or data available to any other person or firm. All information in our files pertaining to the clients of the firm or our publications, forms, procedures, research or counseling activities, and all material and information contained in our research files, including memoranda of research field work, is confidential property of the firm.

                  VAUGHAN, NELSON, SCARBOROUGH & MCCULLOUGH, L.P. / VNSM TRUST COMPANY
                                          PERSONAL TRADE SHEET
                                                                                              EXHIBIT A


FOR THE ACCOUNT OF:                                                                DATE:
                   --------------------------------------------------------              -----------------


                                                    BUY

                                    SECURITY                                 EXECUTED           TOTAL
NO. OF SHARES          ------------------------------------     DATE           PRICE           COST /
OR CONTRACTS            SYMBOL               NAME             EXECUTED       PER SHARE        PROCEEDS
------------            ------               ----             --------       ---------        --------


----------------       ----------   -----------------------   ----------   --------------   --------------

----------------       ----------   -----------------------   ----------   --------------   --------------

----------------       ----------   -----------------------   ----------   --------------   --------------

----------------       ----------   -----------------------   ----------   --------------   --------------


                                                   SELL


----------------       ----------   -----------------------   ----------   --------------   --------------

----------------       ----------   -----------------------   ----------   --------------   --------------

----------------       ----------   -----------------------   ----------   --------------   --------------

----------------       ----------   -----------------------   ----------   --------------   --------------



BROKERAGE FIRM:
                 ---------------------------------------

TELEPHONE NUMBER:
                 ---------------------------------------

REPRESENTATIVE:
                 ---------------------------------------

This trade is in accordance with the following:

Officers, principals and employees of Vaughan, Nelson, Scarborough & McCullough, L.P. or VNSM Trust Company (the "Company") may execute orders on behalf of the Company, its subsidiaries, their own accounts or other accounts, however, it is a policy of the Company that they must avoid security transactions and activities for these accounts which might conflict with or be detrimental to the interests of clients, or which are designed to profit by market effect of the Company's advice to its clients. A specific policy for officers, principals and employees has been established whereby all trades must be approved by authorized individuals of the Company. No sales or purchases may be made by the Company or an officer or employee in a security while it is being purchased or sold for a client's account. Officers, principals and employes of the Company may own the same securities as those held in clients' accounts; however, the client would always receive preferential treatment on orders over those orders by officers, principals and employees of Company.


EMPLOYEE SIGNATURE
                       -------------------------------------------------



APPROVED BY:
                       -------------------------------------------------
                         (Trader,  Asst. Trader,  Reviewing Employee)

                                                                       EXHIBIT B



                 Vaughan, Nelson, Scarborough & McCullough, L.P.
                               VNSM Trust Company



DATE:
     ----------------------


TO:      Reviewing Employee


FROM:
     ----------------------


RE:      PERSONAL TRADING


------------------------------------------------------------------------------

As required by the SEC and as part of the firm's Code of Ethics and Trading Policy (the "Code"), I am confirming that all buy/sell transactions (equity or fixed income) conducted during the previous calendar quarter for myself, my spouse or any other account for which I have direct or indirect Beneficial Ownership of, or control over, have been approved by an authorized individual in advance the transaction in accordance with the Code's procedures.



___ No personal trading was undertaken during the proceeding quarter.




                                          --------------------------------------
                                          Employee Signature

                 VAUGHAN, NELSON, SCARBOROUGH & MCCULLOUGH, L.P.
                               VNSM TRUST COMPANY

                                                                       EXHIBIT C



                        CODE OF ETHICS AND TRADING POLICY
                             ANNUAL COMPLIANCE FORM




By signature below, I hereby acknowledge that I have read the Vaughan, Nelson, Scarborough & McCullough, L.P. / VNSM Trust Company Code of Ethics and Trading Policy and have understood and complied with all requirements as stipulated therein including, but not limited to, the preclearance of all security transactions in which I have/had a direct or indirect beneficial ownership.



EMPLOYEE NAME:
              ----------------------------------

DATE:
     -------------------------------------------

               VAUGHAN, NELSON, SCARBOROUGH & MCCULLOUGH, L.P.
                              VNSM TRUST COMPANY

                                                                       EXHIBIT D


       APPROVAL OF INVESTMENT ADVISER CAPACITY OUTSIDE OF VNSM CLIENTS
                  OR DIRECTORSHIP OF PUBLICLY TRADED COMPANY


Please describe the entity or individual for which an investment adviser capacity or directorship is requested.

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Please describe your current relationship to the entity or individual.


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Please describe any remuneration or payments to be received either directly or indirectly based upon the proposed investment advisory or directorship arrangement.


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APPROVED BY:
                  ----------------------------------

DATE:
                  ----------------------------------